UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report – March 31, 2009

(Date of earliest event reported)

SUNOCO, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-6841	23-1743282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1735 Market Street, Suite LL, Philadelphia, PA 19103-7583

(Address of principal executive offices)

(215) 977-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 24.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On March 26, 2009, Sunoco, Inc. (the “Company”) entered into a Terms Agreement to sell $250,000,000 aggregate principal amount of its 9.625% Notes due April 15, 2015 (the “Notes”). The offering of the Notes closed on March 31, 2009. The Company received net proceeds of approximately $246,422,500 from this offering, after underwriters’ discounts and commissions and other offering expenses. The Company expects to use these proceeds to repay short-term debt and for general corporate purposes.

The Company will pay interest on the Notes on April 15 and October 15 of each year, commencing on October 15, 2009. The Notes will mature on April 15, 2015 and are redeemable, in whole or in part, at any time and from time to time under the terms provided in the indenture and the supplemental indenture with U.S. Bank National Association, as trustee, each dated as of March 31, 2009.

The Amended and Restated Underwriting Agreement under which the Company sold the Notes, as well as the Terms Agreement, Indenture and First Supplemental Indenture, are filed as exhibits to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

1.1	Amended and Restated Underwriting Agreement dated March 26, 2009.

1.2	Terms Agreement dated March 26, 2009 by and among the Company and the Underwriters named therein.

4.1	Indenture dated as of March 31, 2009 by and between the Company and U.S. Bank National Association.

4.2	First Supplemental Indenture dated as of March 31, 2009 by and between the Company and U.S. Bank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 31, 2009	SUNOCO, INC.

	By:	/s/ Joseph P. Krott
Joseph P. Krott
Comptroller
(Principal Accounting Officer)